SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 13, 2003
                                                 ------------

                              ENGLOBAL CORPORATION
             (Exact name of registrant as specified in its chapter)

           Nevada                001-14217                       88-0322261
           ------                ---------                       ----------
(State or other jurisdiction    (Commission                     (IRS Employer
      of incorporation)         File Number)                 Identification No.)

 600 Century Plaza Drive, Building 140, Houston, Texas     77073-6033
 -----------------------------------------------------     ----------
        (Address of principal executive offices)           (Zip Code)


Registrant's telephone number, including area code     281 821-3200
                                                       ------------

           ----------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure
On May 13, 2003, ENGlobal Corporation issued a press release, a copy of which is set forth below. In accordance with General Instructions B.2. Form 8-K, the following information shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.


ENGlobal Reports Record First Quarter Results; EPS Doubles From Same
Period 2002

    HOUSTON--(BUSINESS WIRE)--May 13, 2003--ENGlobal Corporation's (Amex: ENG) first quarter 2003 results show consolidated revenues of approximately $24 million and net income of two cents per common share. The level of both revenues and profits set a record for the Company's first quarter, with net income per common share being approximately double when compared to the prior year results.
    The Company's improved profitability is primarily due to a nearly two percentage point improvement in its consolidated gross profit margin. In addition, all of ENGlobal's reporting segments participated in achieving these quarterly records, as each segment recorded increases in both revenue and operating income for the comparison periods.

    CEO'S COMMENTS

    Commenting on these results, Chairman and CEO, Mike Burrow stated, "Our press release on January 29th provided details of ENGlobal's three-year strategic plan and our financial expectations for 2003. The Company remains comfortable with our previously stated earnings projection of 10 to 14 cents per share for the year, and we believe that our revenues from current operations will be approximately in the middle of the $100 to $129 million range previously forecast. Our expectation is that our improved performance for the balance of this year will be driven primarily by ongoing projects."

    OPERATIONS UPDATE

    "We have recently implemented various organizational and cost cutting measures designed to improve results at our weaker performing operations, and we should begin to see benefits in the second quarter," stated William Coskey, President and COO. "The utilization of available manpower is a key metric in an engineering services business, and we are pleased that our utilization trend has been positive since the beginning of the year."

    WEBCAST AND FORM 10-Q AVAILABLE ON ENGLOBAL'S WEBSITE

    We invite you to visit the Company's totally redesigned website at www.englobal.com to hear a webcast featuring management's overview of the first quarter results and business highlights, and to view the entire Form 10-Q following submission to the Securities and Exchange Commission later today.

    The following is selective financial data (unaudited, except for the Dec. 31, 2002 data) as reported for the periods shown:




                         Comparative Analysis

Income Statement Data:                                 Three months
                                                      ended March 31,
                                                     -----------------
  (in 000's except per share data)                      2003     2002
                                                     -------- --------
Net Sales                                            $23,603  $20,703
Net Income Before Taxes                              $   799  $   443
Net Income                                           $   508  $   266
Net Income After Accrued Preferred Dividends         $   456  $   216
Net Income Per Common Share (Basic and Diluted)      $   .02  $   .01




Balance Sheet Data (in 000's)
                                                    March 31,  Dec 31,
                                                      2003      2002
                                                     ------- -------
Working capital                                      $7,031    $8,955
Property and equipment, net                           5,726     5,758
Total assets                                         38,537    40,068
Long-term debt                                       10,869    13,323
Capital leases                                          146       157
Stockholders' equity                                 13,845    13,389

    About ENGlobal Corporation "ENGlobal"

    ENGlobal Corporation, a product of the merger between Industrial Data Systems Corporation and Petrocon Engineering, Inc., provides engineering services and engineered systems principally to the petroleum refining, petrochemical, and pipeline and process industries throughout the United States and across the globe. ENGlobal's multi-discipline engineering and design staff develops projects from the initial planning stage through detailed design, procurement, and construction management. The Engineered Systems Group develops, manufactures, installs, and services control and instrumentation systems utilized in various energy and processing related industries while its Technologies Division provides services and products that support the advanced automation and environmental technology fields. The Constant Power Division fabricates industrial grade uninterruptible electrical power systems and battery chargers. Further information about the Company and its subsidiaries is available at www.englobal.com.

    Safe Harbor for Forward-Looking Statements

    Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to, the Company's ability to achieve its business strategy while effectively managing costs and expenses. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. Reference is hereby made to cautionary statements set forth in the Company's Form 10-K for the year ended December 31, 2002, Form 10-Q for the quarter ended March 31, 2003, current Forms 8-K, and other SEC filings.

    CONTACT: ENGlobal Corporation, Houston
             Hulda Coskey, 281/821-3200
             Fax: 281/209-2409


                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                         ENGlobal Corporation
Date     May 13, 2003
         ------------    /s/ Hulda L. Coskey
                         ------------------------------------------------------
                         Hulda L. Coskey, Chief Governance Officer and Secretary